Exhibit 5.1

2001 ROSS AVENUE SUITE 900 DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN Brussels DALLAS DUBAI HOUSTON London	NEW YORK PALO ALTO RIYADH san francisc SINGAPORE WASHINGTON

August 15, 2024

EnLink Midstream, LLC

EnLink Midstream Partners, LP

1722 Routh Street, Suite 1300

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to EnLink Midstream, LLC, a Delaware limited liability company (the “Company”), and EnLink Midstream Partners, LP, a Delaware limited partnership (the “Guarantor”), in connection with the offering and sale of $500.0 million aggregate principal amount of the Company’s 5.650% senior notes due 2034 (the “Notes”) and the issuance by the Guarantor of a full and unconditional guarantee of the Notes (the “Guarantee” and together with the Notes, the “Securities”), pursuant to that certain Underwriting Agreement dated August 12, 2024 (the “Underwriting Agreement”) by and among the Company, the Guarantor, and BofA Securities, Inc., Citigroup Global Markets Inc., Mizuho Securities USA LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”).

We refer to the registration statement on Form S-3 (Registration No. 333-281344) (the “Registration Statement”) with respect to the Securities being issued and sold by the Company and the Guarantor, as applicable, as filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The final prospectus supplement dated August 12, 2024 (the “Prospectus Supplement,” together with the accompanying prospectus dated August 7, 2024, the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined (i) the Second Amended and Restated Operating Agreement of the Company and the Certificate of Formation of the Company, each as amended to the date hereof, (ii) the Second Amended and Restated Limited Liability Company Agreement of EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of the Company (the “Managing Member”), and the Certificate of Formation of the Managing Member, each as amended to the date hereof, (iii) the Eleventh Amended and Restated Agreement of Limited Partnership of the Guarantor and the Certificate of Limited Partnership of the Guarantor, each as amended to the date hereof, (iv) the Fourth Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC, a Delaware limited liability company and the general partner of the Guarantor (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (v) the Underwriting Agreement, (vi) the Indenture, dated as of August 15, 2024, between the Company and Computershare Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 15, 2024, among the Company, the Guarantor, and the Trustee, (vii) limited liability company and partnership records and documents, (viii) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company, the Guarantor, the Managing Member and the General Partner, (ix) statutes and (x) other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the original copies of such documents.

August 15, 2024

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that (a) the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (iii) any implied covenants of good faith and fair dealing (collectively, the “Enforceability Exceptions”) and (b) the Guarantee constitutes a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof is subject to the effect of the Enforceability Exceptions.

The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the Delaware LLC Act, the Delaware Revised Uniform Limited Partnership Act and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and the federal laws of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof (the “Form 8-K”). We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus and to the filing of this opinion as an exhibit to the Form 8-K. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.